Filed Pursuant To Rule 433

Registration No. 333-275079

December 7, 2023

X/Twitter Post:

Live Address: https://twitter.com/Grayscale/status/1732851609867338158

Text: #Bitcoin investing can begin with $GBTC. Learn more about Grayscale Bitcoin Trust, including important disclosures:

https://www.grayscale.com/gbtc?utm_source=twitter&utm_medium=social&utm_campaign=45266_gbtc&utm_id=&utm_term=sbxxopt1tbmr77nu1xqk5kfjpjcut1lrivpkq3&utm_content=gbtcrn_3

GRAYSCALE®

Grayscale Bitcoin Trust

GBTC

Bitcoin Investing Begins Here

Grayscale Investments, LLC is a crypto asset manager. An investment in the Grayscale Bitcoin Trust ("GBTC") is a speculative investment that involves a high degree of risk, including a partial or total loss of invested funds. This is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction. GBTC is not suitable for any investor that cannot afford loss of the entire investment. The shares of GBTC are intended to reflect the price of the digital asset(s) held by GBTC (based on digital asset(s) per share), less GBTC's expenses and other liabilities. To date, GBTC has not met its investment objective and the Shares of GBTC quoted on OTC Markets have not reflected the value of digital assets held by GBTC, less such GBTC's expenses and other liabilities, but instead has traded at both premiums and discounts to such value, which at times have been substantial. Go to our website Grayscale.com, the OTC Markets website or SEC's website for each GBTC's annual report, which includes investment objectives, risks, fees and expenses. Read these materials carefully before investing. GBTC is distributed by Grayscale Securities, LLC. (Member FINRA/SIPC).

Link: https://www.grayscale.com/gbtc?utm_source=twitter&utm_medium=social&utm_campaign=45266_gbtc&utm_id=&utm_term=sbxxopt1tbmr77nu1xqk5kfjpjcut1lrivpkq3&utm_content=gbtcrn_3

LinkedIn post:

Live Address: https://linkedin.com/feed/update/urn:li:share:7138617307752271875

Text: #Bitcoin investing can begin with GBTC. Learn more about Grayscale Bitcoin Trust, including important disclosures: https://www.grayscale.com/gbtc?utm_source=linkedin&utm_medium=social&utm_campaign=45266_gbtc&utm_id=&utm_term=sbjoxcd5vqm1gct6g9iz235lnydjyy4cod6fiu&utm_content=gbtcrn_3

Link: https://www.grayscale.com/gbtc?utm_source=linkedin&utm_medium=social&utm_campaign=45266_gbtc&utm_id=&utm_term=sbjoxcd5vqm1gct6g9iz235lnydjyy4cod6fiu&utm_content=gbtcrn_3

Facebook post:

Live Address: https://www.facebook.com/1632920206924572/posts/852134363580289

Text: #Bitcoin investing can begin with #GBTC. Learn more about Grayscale Bitcoin Trust, including important disclosures: https://www.grayscale.com/gbtc?utm_source=facebook&utm_medium=social&utm_campaign=45266_gbtc&utm_id=&utm_term=sb1d8agfz3ytn7d6h7hnpo0zwwwqdeoko1pls&utm_content=gbtcrn_3

Link: https://www.grayscale.com/gbtc?utm_source=facebook&utm_medium=social&utm_campaign=45266_gbtc&utm_id=&utm_term=sb1d8agfz3ytn7d6h7hnpo0zwwwqdeoko1pls&utm_content=gbtcrn_3

Now boarding: Investors in the world’s largest Bitcoin fund

Symbol GBTC

Grayscale Bitcoin Trust

Bitcoin investing begins here

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.